Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Laura J. Wakeley, 717-291-2616

Investor Contact: Jason Weber, 717-327-2394

Source: Fulton Financial Corporation

Fulton Financial Announces Pricing of Subordinated Notes Offerings

(February 25, 2020) - LANCASTER, Pa.—(BUSINESS WIRE)—Fulton Financial Corporation (NASDAQ: FULT) (“Fulton”) today announced the pricing of its public offerings of $200 million aggregate principal amount of 3.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “2030 Notes”) and $175 million aggregate principal amount of 3.75% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “2035 Notes” and, together with the 2030 Notes, the “Notes”). The price to the public for the 2030 Notes was 100% of the principal amount of the 2030 Notes, and the price to the public for the 2035 Notes was 100% of the principal amount of the 2035 Notes. Interest on the 2030 Notes will accrue at a rate equal to (i) 3.25% per annum from the original issue date to, but excluding, March 15, 2025, payable semiannually in arrears, and (ii) a floating rate per annum equal to a benchmark rate, which is expected to be Three-Month Term SOFR (as defined in the Notes), plus a spread of 230 basis points from, and including, March 15, 2025, payable quarterly in arrears. Interest on the 2035 Notes will accrue at a rate equal to (i) 3.75% per annum from the original issue date to, but excluding, March 15, 2030, payable semiannually in arrears, and (ii) a floating rate per annum equal to a benchmark rate, which is expected to be Three-Month Term SOFR, plus a spread of 270 basis points from, and including, March 15, 2030, payable quarterly in arrears. The Notes are intended to qualify as Tier 2 capital for regulatory purposes. The offerings are expected to close on March 3, 2020, subject to the satisfaction of customary closing conditions. The closing of the offering of the 2030 Notes is not conditioned upon the closing of the offering of the 2035 Notes, and the closing of the offering of the 2035 Notes is not conditioned upon the closing of the offering of the 2030 Notes.

Piper Sandler & Co. is acting as the book-running manager (active) and Keefe, Bruyette & Woods, A Stifel Company is acting as the book-running manager (passive) for the offerings, and Goldman Sachs & Co. LLC and Wells Fargo Securities are acting as co-managers.

Fulton estimates that the net proceeds of the offerings will be approximately $371.3 million, after deducting underwriting discounts and commissions and estimated transaction expenses payable by Fulton. Fulton intends to use the net proceeds of the offerings for general corporate purposes.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of either prospectus supplement or the shelf registration statement or prospectus relating thereto.

Each offering is being made only by means of a prospectus supplement and accompanying base prospectus. Fulton has filed a registration statement (File No. 333-221393), and a preliminary prospectus supplement to the prospectus contained in the registration statement with the U.S. Securities and Exchange Commission (“SEC”) for each series of Notes to which this communication relates and will file a final prospectus supplement relating to each series of Notes. Prospective investors should read the applicable prospectus supplement and base prospectus in the registration statement and other documents Fulton has filed or will file with the SEC for more complete information about Fulton and the relevant offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Electronic copies of each final prospectus supplement, when available, and the accompanying base prospectus may be obtained by contacting Piper Sandler & Co. by telephone at (866) 805-4128 or by email at fsgsyndicate@psc.com; Keefe, Bruyette & Woods, A Stifel Company by e-mail at USCapitalMarkets@kbw.com or by calling 1-800-966-1559; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526 or by emailing prospectus-ny@ny.email.gs.com; and Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service, Email: wfscustomerservice@wellsfargo.com, Toll-Free: 1-800-645-3751.

About Fulton Financial Corporation

Fulton, a $22 billion, Lancaster, Pa.-based financial holding company, has approximately 3,600 employees and operates approximately 230 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through Fulton Bank, N.A.

Forward-Looking Statements

Statements made in this press release regarding the offerings of the Notes are forward-looking statements. Fulton may be unable to close the offerings on the anticipated date, or at all. Risks and other factors that could cause the offerings not to be completed, or to be completed with different terms, include market conditions and volatility in the market price of Fulton’s publicly traded securities, as well as other risks listed from time to time in Fulton’s filings with the SEC, including but not limited to, Fulton’s annual and quarterly reports. Fulton has no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.